Exhibit 10.3

June 13, 2022

Nicholas Volpe
[REDACTED]

Dear Nicholas,

On behalf of American Equity Investment Life Insurance Company, I am pleased to confirm our verbal offer of employment. This offer is to join our company on Tuesday, August 2nd, 2022 as Chief Technology Officer reporting to Anant Bhalla.

Our offer to you includes an annual salary of $400,000 per year ($33,333 per month). This position is exempt. A performance evaluation will be conducted in January, 2023 and annually thereafter. In addition to base salary, we are offering a one-time sign on bonus of $250,000, minus applicable taxes, payable to you in cash as soon as administratively possible following your start date. Should you leave the company at any time, prior to the second anniversary date of this payment, you will be required to pay back the gross amount of the sign-on bonus.

This offer also includes your participation in our Short-Term Incentive Plan and Long-Term Incentive Plan. Short-Term Incentive Plan opportunity is a target bonus of 70% of your base salary and a maximum of 140% of your base salary. The actual bonus to be paid under this incentive plan is based upon certain annual company performance metrics and personal goals. The amount of the bonus you will receive for 2022 will be prorated based upon your start date. You will also be recommended to the Board of Directors in March 2023 for a Long-Term Incentive equal to 100% of your salary, and you will continue to be eligible to receive long-term incentive awards each year thereafter. Your long-term incentive award will include Performance-based Restricted Stock Units, Time-Based Restricted Stock Units and Deferred Long-Term Incentive Cash. Further details will be provided upon grant.

To facilitate your transition to the Company, effective with your start date you will receive a long-term equity inducement award comprised of a grant of time-based restricted stock units with an aggregate value of $450,000, subject to a graded vesting schedule with 1/3 of the award vesting on each of your first, second and third anniversaries. These awards will be subject to the terms set forth in the award agreement as well as the equity incentive plan under which they are granted.

As discussed in the verbal offer of employment, you will be eligible to participate in other compensation programs appropriate to this position. All of our other company benefits are available to you in accordance with the plan details.
This offer is subject to the successful passing of a background investigation. AEL requires written acceptance of this offer within 48 hours. Upon acceptance of our offer, please electronically sign this letter below. If you have any questions about this offer, please contact Megan Kohler, Manager, Talent Acquisition at [REDACTED]. You are encouraged to keep a copy for your records, or we can provide one upon request.

We are excited to make this opportunity available to you and know that you will find joining our company to be a rewarding event in your career.

Best regards,

Megan Kohler
Manager, Talent Acquisition

Accepted by: /s/ Nicholas Volpe

Date: 6/13/2022